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        EXHIBIT 99.1 FORM OF SUBSCRIPTION AGREEMENT FOR RIGHTS OFFERING

                         RIGHTS SUBSCRIPTION AGREEMENT



Tri-State 1st Bank, Inc.
16924 St. Clair Avenue
P.O. Box 796
East Liverpool, Ohio 43920

Gentlemen:

     The undersigned hereby subscribes for and agrees to purchase the number of shares of common stock, no par value (the "Shares"), of TRI-STATE 1ST BANK, INC., an Ohio corporation (the "Company"), indicated below. The undersigned has executed and delivered this Subscription Agreement in connection with the Company's offering of Shares described in its Prospectus dated ______________, 1999. (Such Prospectus, including any amendments and supplements thereto, is herein called the "Prospectus.")

     The undersigned agrees to purchase the Shares subscribed for herein for the purchase price of $27.00 per share and has delivered to the Company with this Subscription Agreement a check made payable to "Tri-State 1st Bank, Inc." in an amount equal to the aggregate purchase price of all Shares subscribed. The undersigned acknowledges receipt of a copy of the Prospectus.

______________________________________        _________________________________
Number of Shares owned of Record              Please PRINT OR TYPE exact
in on September 23, 1999                      name(s) to which undersigned
                                              desires shares to be registered

______________________________________        _________________________________
Number of shares eligible for purchase        Signature of Investor
(one share for every five shares held on the record date)

______________________________________        _________________________________
Number of rights shares purchased             Signature of Joint Owner, if any


______________________________________
Total subscription price
(at $27.00 per share)